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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                       Fiscal Years Ended
                                 --------------------------------------------------------------
                                   May 2,       May 3,     April 28,    April 29,    April 30,
                                    2001         2000         1999         1998         1997
                                 (52 Weeks)   (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                 ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*............  $  335,531   $  271,597   $  260,743   $  260,401    $277,818
  Capitalized interest.........       8,396           --           --        1,542       2,688
  Interest component of rental
     expense...................      28,096       32,274       29,926       30,828      27,382
                                 ----------   ----------   ----------   ----------    --------
     Total fixed charges.......  $  372,023   $  303,871   $  290,669   $  292,771    $307,888
                                 ----------   ----------   ----------   ----------    --------
Earnings:
  Income before income taxes...  $  673,058   $1,463,676   $  835,131   $1,254,981    $479,064
  Add: Interest expense*.......     335,531      271,597      260,743      260,401     277,818
  Add: Interest component of
     rental expense............      28,096       32,274       29,926       30,828      27,382
  Add: Amortization of
     capitalized interest......       2,129        2,799        3,050        3,525       3,454
                                 ----------   ----------   ----------   ----------    --------
     Earnings as adjusted......  $1,038,814   $1,770,346   $1,128,850   $1,549,735    $787,718
                                 ----------   ----------   ----------   ----------    --------
  Ratio of earnings to fixed
     charges...................        2.79         5.83         3.88         5.29        2.56
                                 ==========   ==========   ==========   ==========    ========

* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.